                              EXHIBIT 99.2

NEWS RELEASE

For release:  Immediate
Contact:  James M. DeAngelis
                Melissa C. Berkowitz
               (212) 308-5800

Commodore Applied Technologies:

·        Executes Extension to Stock Purchase Agreement With Dispute Resolution Management, Inc.
         · Stock Purchase Agreement Extended Until January 16, 2002

·        Enters Into Financing Relationship with Commerce Funding Corporation
         · Company Obtains $1.0 million Receivables Line of Credit

·        Dissolves Teledyne-Commodore, LLC Joint Venture
         · Company Will Offer Services to US Government to Combat Chemical and Biological Terrorism

ALEXANDRIA, VA – October 31, 2001 – Commodore Applied Technologies, Inc. (AMEX: CXI, CXI.WS), (“Commodore”) today announced that it has executed an extension to its Stock Purchase Agreement (“Agreement”) with Dispute Resolution Management Services, Inc. (“DRM”).  Under the terms of the extension, Commodore has an additional 80 days to meet the obligations under the Agreement.

The Agreement, which was originally set to expire on September 29, 2001, was extended until October 29, 2001; and subsequently has been extended until January 16, 2002.  All other terms and conditions of the Agreement remain the same.  Details of the terms and conditions of the Agreement were set forth in CXI’s Current Report on Form 8-K filed by CXI under the Securities Exchange Act of 1934, as amended, and in a separate press release published by CXI concurrently with the filing of such Form 8-K with the SEC on August 30, 2000 and August 31, 2001 respectively.

Commodore has secured government receivables financing replacing an existing line of credit on October 17, 2001.  The $1.0 million receivables line of credit is being provided by Commerce Funding Corporation, a financial services company based in Vienna, Virginia.  The Commerce Funding facility, a one-year renewable agreement, offers Commodore receivables financing at competitive interest rates and flexible terms.  Commerce Funding provides commercial loans and other financial services to middle-market businesses.

Teledyne Brown Engineering, Inc. and Commodore Applied Technologies, Inc., have agreed to cease the operations of and dissolve their Teledyne-Commodore LLC as of October 22, 2001.  Teledyne-Commodore LLC  (“LLC”) was a joint venture of Teledyne Brown Engineering, a wholly owned subsidiary of Teledyne Technologies Incorporated (NYSE: TDY), and Commodore Applied Technologies, Inc. (AMEX: CXI). The LLC was established in 1996, to pursue opportunities in the field of chemical weapons demilitarization. The LLC featured Commodore Applied Technologies’ patented Solvated Electron Technologyä (SETä).

In dissolving the LLC, the companies have determined that the application of SET technology to chemical weapons demilitarization under the U.S. Army’s ACWA II program is not likely to occur. Last year, the Program Manager of the ACWA II program determined that its chemical weapons destruction plans for stockpiles in Colorado and Kentucky would not include the technologies offered by the LLC.   Dissolution of the LLC will enable the companies to realize significant savings in operations expenses.  The companies have not ruled out further collaboration in the future with respect to demilitarization of chemical weapons.  Under the dissolution agreement, Commodore Applied Technologies will obtain, from the LLC, equipment used by the LLC and the intellectual property rights of the relevant technologies it licensed to the LLC as they applied to chemical weapons destruction.

Commodore Chairman Shelby T. Brewer said  “Our company will be offering our capabilities directly to the US Government in its emergency response to the current terrorist threats. This includes sampling and analysis capability, and chemical technologies to neutralize chemical and biological threats.”

Commodore Applied Technologies, Inc. is a diverse technical and financial solutions company focused on high-end environmental markets.  The Commodore family of companies includes subsidiaries Commodore Solution Technologies, Commodore Advanced Sciences and Dispute Resolution Management.  The Commodore companies provide negotiated financial solutions, technical engineering services and patented remediation technologies designed to treat hazardous waste from nuclear and chemical sources.  More information is available on the Commodore web site at www.commodore.com and on the DRM web site at  www.drmworld.com.

These materials include "forward-looking statements." These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "anticipates," "expects" or words of similar import.  Similarly, statements that describe the Company's projected future results, future plans, objectives or goals or future conditions or events are also forward-looking statements.  Actual results are inherently difficult to predict.  Any such forward-looking statements are subject to the risks and uncertainties that could cause actual results of operations, financial condition, acquisitions, financing transactions, operations, expenditures, expansion and other events to differ materially from those expressed or implied in such forward-looking statements. Any such forward-looking statements would be subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions generally. Such assumptions would be based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of events beyond the Company's control. Further, the Company's business is subject to a number of risks that would affect any such forward-looking statements. These risks and uncertainties include, but are not limited to, the ability of the Company to commercialize its technology; product demand and industry pricing; the ability of the Company to obtain patent protection for its technology; developments in environmental legislation and regulation; the ability of the Company to obtain future financing on favorable terms; and other circumstances affecting anticipated revenues and costs. These risks and uncertainties could cause actual results of the Company to differ materially from those projected or implied by such forward-looking statements.  More information on factors that could potentially affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000.  The Company intends to continue its practice of not updating forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

###